Exhibit 99.1

TransDigm Group Incorporated Announces New Board Member

Cleveland, Ohio, February 28, 2007 - TransDigm Group Incorporated (NYSE: TDG) announced today the appointment of Dudley Sheffler as a member of its Board of Directors. Mr. Sheffler has also been appointed by the Board to be an independent member of the Audit Committee of TransDigm Group.

Dudley Sheffler is the retired President and Chief Executive Officer of Reltec Corporation. Reltec was a New York Stock Exchange listed company with revenues of approximately $1 billion. Mr. Sheffler, with Kohlberg Kravis Roberts & Co. (KKR) as the equity sponsor, led the leveraged buyout of Reltec from Rockwell International in 1995. Prior to that, Mr. Sheffler was the Vice President/Business Group President of the telecommunications business of Rockwell International and President of the telecommunication equipment segment of Reliance Electric Corp. Mr. Sheffler has been on the Board of Directors of Reltec and Reliance Electric Corp., both NYSE listed companies. Mr. Sheffler currently serves on the advisory board to Blue Point Capital, a private equity fund, and on the boards of directors of several privately held portfolio companies of Blue Point Capital and Capital Works. He is a graduate of the University of Kentucky and holds an MBA in Finance from the University of Michigan.

W. Nicholas Howley, the Chairman and Chief Executive Officer of TransDigm Group stated, “We are pleased that Dudley has agreed to become a member of our Board. He is a seasoned executive with a unique mix of public and private equity experience combined with a broad range of operating and financial expertise. We are fortunate to attract an executive of his caliber.”

ABOUT TRANSDIGM GROUP

TransDigm Group is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors, aircraft audio systems, specialized cockpit displays, and specialized valving.

CONTACT:

Sean Maroney

Investor Relations

216.706.2945

ir@transdigm.com